Exhibit 3.5

VIVOS THERAPEUTICS, INC.

CERTIFICATE OF DESIGNATION

OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Vivos Therapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 50,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof, (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

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“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 66.67% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Closing” means the closing of the purchase and sale of the assets pursuant the Asset Purchase Agreement.

“Closing Date” means the Business Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.

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“Collateral” has the same meaning as set forth in the Security Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s Class “A” common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 5(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“DNA Appliances” means the Daytime Nighttime Appliance System as manufactured and prescribed by the Company and its affiliates, patented by Dr. Singh and acquired by the Company in the Asset Purchase Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Intellectual Property & Asset Purchase Agreement” means the Intellectual Property & Asset Purchase Agreement entered into between the Corporation and Dr. Gurdev Dave Singh (“Dr. Singh”) dated as of May 6, 2017.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Liquidation” shall have the meaning set forth in Section 4.

“Notice of Conversion” shall have the meaning set forth in Section 5(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

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“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of the Original Issue Date, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Redemption Price” means, for each share of Series A Preferred Stock 100% of the Stated Value.

“Redemption Reserve Fund” shall have the meaning set forth in Section 8(c).

“Redemption Reserve Fund Cap” shall have the meaning set forth in Section 8(c).

“Securities” means the Series A Preferred Stock and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement entered into by the Corporation and Dr. Singh dated as of May 6, 2017.

“Share Delivery Date” shall have the meaning set forth in Section 5(c).

“Stated Value” shall have the meaning set forth in Section 2.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Series A Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Holder’s name on the signature page of the Purchase Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Corporation as set forth on Schedule 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement. “Successor Entity” shall have the meaning set forth in Section 6(c).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Security Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

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“Triggering Event Payment Date” shall have the meaning set forth in Section 7(d).

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion or redemption of the Series A Preferred Stock in accordance with the terms of this Certificate of Designation.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be up to 1,000,000 (which shall not be subject to increase without the written consent of all of the holders of the Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series A Preferred Stock shall have a par value of $0.0001 and a stated value equal to $5.00 (the “Stated Value”).

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

a) Each share of Series A Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the stockholders of the Company.

b) Except as otherwise provided herein, in the Company’s Articles or by law, the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

c) As long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of 51% of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 4) senior to, or otherwise pari passu with, the Series A Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Series A Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value for each share of Series A Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Change of Control Transaction shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

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Section 5. Conversion.

a) Conversions at Option of Holder. Each share of Series A Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into one (1) share of Common Stock (the “Conversion Shares”) (subject to the limitations set forth in Section 5(b)). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series A Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the Conversion Date at issue. Shares of Series A Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b) Mechanics of Conversion.

i. Delivery of Conversion Shares Upon Conversion. Not later than five (5) Business Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series A Preferred Stock.

ii. Holder’s Right to Rescind Conversion. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series A Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Shares or round up to the next whole share.

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iv. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 6. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series A Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Shares shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Pro Rata Distributions. During such time as this Series A Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Series A Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete Conversion of this Series A Preferred Stock (without regard to any limitations on Conversion hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

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c) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

Section 7. Redemption.

a) Optional Redemption by Holder. In addition to all other rights of the Holders contained herein and subject to the limitations provided for in Section 7(b), each Holder shall have the right, at such Holder’s option, to require the Company to redeem a portion of such Holder’s Preferred Shares at the Redemption Price in the amounts and within the time periods set forth below (each, an “Optional Redemption Date”) (the “Redeemable Preferred Shares”):

i. At any time after the 12-month anniversary and before the 24 month anniversary of the Closing Date, 20% of the shares of Series A Preferred Stock originally issued to the Holder pursuant to the Purchase Agreement;

ii. At any time after the 24-month anniversary and before the 36 month anniversary of the Closing Date, cumulative up to 40% of the shares of Series A Preferred Stock originally issued to the Holder pursuant to the Purchase Agreement, less any shares of Series A Preferred Stock previously redeemed or converted;

iii. At any time after the 36-month anniversary and before the 48 month anniversary of the Closing Date, cumulative up to 60% of the shares of Series A Preferred Stock originally issued to the Holder pursuant to the Purchase Agreement, less any shares of Series A Preferred Stock previously redeemed or converted;

iv. At any time after the 48-month anniversary and before the 60 month anniversary of the Closing Date, cumulative up to 80% of the shares of Series A Preferred Stock originally issued to the Holder pursuant to the Purchase Agreement, less any shares of Series A Preferred Stock previously redeemed or converted; and

v. At any time after the 60-month anniversary of the Closing Date, the balance of the shares of Series A Preferred Stock issued to the original Holder.

b) Limitation on Optional Redemption. The Stated Value of any Redeemable Preferred Shares during any 12-month period shall not be less than $1,000,000. The Board may, at its sole discretion, redeem more than $1,000,000 in any 12-month period.

c) Mechanics of Redemption at Option of Buyer. Any Holder of shares of Series A Preferred Stock then outstanding may require the Company to redeem up to all of such Holder’s Redeemable Preferred Shares by delivering written notice thereof (“Notice of Redemption at Option of Holder”) to the Company, which Notice of Redemption at Option of Holder shall indicate the number of shares of Series A Preferred Stock that such Holder is electing to redeem that fall within the respective Optional Redemption Date periods set forth in Sections 7(a)(i) through (v).

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d) Payment of Redemption Price. Upon the Company’s receipt of a Notice(s) of Redemption at Option of Buyer from any Holder, the Company shall within 20 Business Days of such receipt (the “Triggering Event Redemption Date”) deliver the applicable Redemption Price to the Holder that delivered a Notice of Redemption at Option of Holder. If the Company is unable to redeem all of the shares of Series A Preferred Stock submitted for redemption, the Company shall (i) redeem a pro rata amount from each Holder based on the number of shares of Series A Preferred Stock submitted for redemption by such Holder relative to the total number of shares of Series A Preferred Stock submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each Holder interest at the rate of one-half of one percent (0.5%) per month (prorated for partial months) in respect of each unredeemed share of Series A Preferred Stock until paid in full.

e) Company Optional Redemption. Subject to Section 7(e), the Company may redeem the Series A Preferred Stock at any time in full (“Company Optional Redemption”) by paying to the Holder the Redemption Price computed at such time. The Company shall deliver to the Holder a written notice of redemption (the “Notice of Redemption”) specifying that a Company Optional Redemption will occur within seven (7) business days after the date of delivery of the Notice of Redemption (the “Redemption Period”). On or before the expiration of the Redemption Period, the Redemption Amount must be paid in good funds to the Holder. In the event the Company fails to pay the Redemption Price as set forth herein, then such Redemption Notice will be null and void. If any Series A Preferred Stock issued pursuant to the Purchase Agreement is outstanding (collectively, the “Outstanding Series A Preferred Stock”) and the Company pursuant to this Section 7(e) elects to make a Company Optional Redemption, then the Company shall take the same action with respect to all Outstanding Series A Preferred Stock and make such payments to all holders of Outstanding Series A Preferred Stock on a pro rata basis based upon the number of shares of Series A Preferred Stock outstanding.

Section 8. Collateral; Redemption Reserve Fund.

a) Collateral. All of the Collateral assigned and to be assigned hereunder shall secure payment of the Stated Value of any Redeemable Preferred Shares. The Corporation hereby creates in favor of the Holder and hereby grants to Holder a security interest in the Collateral to secure all of the Corporation’s obligations pursuant to this Certificate of Designation. The Corporation will perform any and all action to create and maintain a valid lien on or security interest in the Collateral including, without limitation, the execution, delivery, filing and recording of the financing statements and continuation statements, supplemental security agreements, notes and any other documents necessary, in the option of the Holder, to protect its lien. The security interest shall be subordinate only to holders of the Senior Indebtedness security interest as provided for herein with the consent of the Holder, not to be unreasonably withheld.

b) Expenses. The Corporation shall pay any and all expenses, filing and recording fees, and all other charges and expenses which may be required to perfect this security interest. The Holder is authorized to sign, file and release any financing statement reflecting such security interest in behalf of the Corporation and the Holder.

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c) Redemption Reserve Fund. As long as any shares of Series A Preferred Stock are issued and outstanding, the Corporation shall maintain a restricted reserve fund in a segregated bank account and deposit into such account an amount in cash equal to $50.00 multiplied times the number of DNA Appliances sold by the Corporation during each calendar quarter (the “Redemption Reserve Fund”), provided however, such amount shall be reduced by $50.00 times the number of DNA Appliances that are returned to the Corporation for credit or refund or that payment is not received by the Corporation within 60 days of sale. The Redemption Reserve Fund shall be computed and the funds deposited to the reserve bank account within 20 days after the end of each calendar quarter. The Redemption Reserve Fund shall never be greater than an amount equal to the aggregate Stated Value of the issued and outstanding shares of Series A Preferred Stock (the “Redemption Reserve Fund Cap”). In the event the amount of the Redemption Reserve Fund exceeds the Redemption Reserve Fund Cap, the Corporation shall be entitled to transfer such excess from the reserve fund account into an unrestricted bank account maintained by the Corporation and shall have no further obligation to continue to deposit additional funds to such account. The Redemption Reserve Fund shall be collaterally assigned to the Holders as additional Collateral.

Section 9. Redemption Upon Triggering Events.

a) “Triggering Event” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. the Corporation shall fail to deliver Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the tenth Business Day after such shares are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Series A Preferred Stock in accordance with the terms hereof;

ii. the Corporation shall fail for any reason to pay in full the Redemption Price due pursuant to a Notice of Redemption at Option of Holder within 90 calendar days after notice therefor is delivered hereunder;

iii. the balance of the Redemption Price shall be paid within 90 days if there is a deficiency in the Corporation’s capital funds;

iv. the Corporation, upon receipt of written consent of the holders of at least 51% in Stated Value of the then outstanding shares of Series A Preferred Stock, in one or more related transactions, consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Person making or party to, such stock or share purchase agreement or other business combination);

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v. unless specifically addressed elsewhere in this Certificate of Designation as a Triggering Event, the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within 45 Business Days after the date on which written notice of such failure or breach shall have been delivered; or

vi. there shall have occurred a Bankruptcy Event;

b) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to exercise Holders’ rights pursuant to the Security Agreement and take possession of the Collateral. The parties agree in such case to give Holder Power of Attorney to sign all documents of transfer necessary to secure the transfer of all Collateral subject to the Security Agreement.

Section 10. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, to the attention of the Chief Executive Officer, at 9137 S. Ridgeline Blvd., Suite 135, Highlands Ranch, CO 80129, Facsimile No. (720) 536-0484, with copy to Armstrong Teasdale LLP, Attention: Martin C. Walsh, Jr., 4643 S. Ulster Street, Suite 800, Denver, CO 80237, Facsimile No. (720) 200-0679, or such other address(es) or facsimile number(s) as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay accrued interest on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

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c) Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

h) Status of Converted or Redeemed Series A Preferred Stock. Shares of Series A Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.

[Remainder of page intentionally blank; signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Preferred Stock to be duly executed by its Chief Financial Officer and Secretary on August 7, 2020.

VIVOS THERAPEUTICS, INC.

By:
Name:	Brad Amman
Title:	Chief Financial Officer and Secretary

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of VIVOS THERAPEUTICS, INC., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ___________________________________________________________________

Number of shares of Series A Preferred Stock owned prior to Conversion: ________________________________

Number of shares of Series A Preferred Stock to be Converted: ________________________________________

Stated Value of shares of Series A Preferred Stock to be Converted: ____________________________________

Number of shares of Common Stock to be Issued: _________________________________________________

Applicable Conversion Shares: _______________________________________________________________

Number of shares of Series A Preferred Stock subsequent to Conversion: _______________________________

Address for Delivery:

HOLDER

By:

Title: